Exhibit 32.1

Section 906 Certification of Principal Executive Officer

Pursuant to 18 U.S.C. Section 1350, the undersigned officer of Novelis Inc. (the Company), hereby certifies that the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2009 (the Report) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/  Philip Martens
Philip Martens
President and Chief Operating Officer
(Principal Executive Officer)

Date: February 16, 2010

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this report.